Exhibit 10.22
Employment Agreement
     This Employment Agreement (“Agreement”) is entered into effective June 30, 2008, by and between Zareba Systems, Inc., a Minnesota corporation (the “Company”), and Dale Nordquist, a resident of Minnesota (“Executive”).
Background
          A. Executive desires to be employed by the Company, and the Company wishes to hire Executive upon the terms and conditions set forth in this Agreement. The Company has extended a formal offer of employment to Executive, subject to the terms of this Agreement, in a letter dated May 28, 2008 (the “Offer Letter”).
          B. During employment with the Company Executive will have access to confidential, proprietary and trade secret information of the Company. It is desirable and in the best interests of the Company and its shareholders to protect confidential, proprietary and trade secret information of the Company, to prevent unfair competition by former executives of the Company following separation of their employment with the Company and to secure cooperation from former executives with respect to matters related to their employment with the Company.
          C. Executive understands that Executive’s receipt of the benefits provided for in this Agreement depends on, among other things, Executive’s willingness to agree to and abide by the non-disclosure, non-competition, non-solicitation, and other covenants contained in this Agreement. Executive and the Company acknowledge that Executive was provided a copy of this Agreement before Executive accepted employment with the Company.
     In consideration of Executive’s employment with the Company, the compensation and benefits payable in connection with such employment, and the foregoing premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive and the Company agree as follows:
Agreement
     1. Employment. Commencing on June 30, 2008, or such other date mutually agreed upon by the parties (the “Effective Date”), the Company will employ Executive, and Executive will accept such employment and perform services for the Company, upon the terms and conditions set forth in this Agreement.
     2.  Position and Duties. While Executive is employed by the Company during the Term, Executive will have the following position, duties and responsibilities:
          (a) Position with the Company. Executive will serve as President and Chief Executive Officer of the Company and will perform such duties and responsibilities as the Board may assign to Executive from time to time.

          (b) Performance of Duties and Responsibilities. Executive will serve the Company faithfully and to the best of Executive’s ability, devoting full working time, attention, and efforts to the business of the Company. Executive will report to the Board. Executive will follow applicable policies and procedures adopted by the Company from time to time, including without limitation policies relating to business ethics, conflict of interest, non-discrimination, confidentiality and protection of trade secrets, and insider trading. Executive will not engage in other employment or other material business activity, except as approved in writing by the Board. It shall not be a violation of this Agreement for Executive to (i) serve on civic or charitable boards or committees or (ii) manage personal investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities to the Company. Executive hereby represents and confirms that Executive is under no contractual or legal commitments that would prevent Executive from fulfilling the duties and responsibilities as set forth in or contemplated by this Agreement.
     3. Compensation. While Executive is employed by the Company during the Term, Executive will be provided with the following compensation and benefits:
          (a) Annual Base Salary. The Company will pay to Executive for services provided hereunder an Annual Base Salary at a rate determined from time to time by the Board, which Annual Base Salary will be paid in accordance with the Company’s normal payroll policies and procedures. Upon commencement of his employment hereunder, Executive’s Annual Base Salary will be $190,000.00.
          (b) Incentive Compensation. Executive will be eligible to participate in any Company executive management incentive programs approved by the Board from time to time, in accordance with the terms and conditions of such programs as may be in effect from time to time. Executive’s maximum yearly payout for any such incentive program will be 50% of Executive’s Annual Base Salary for the fiscal year. For the Company’s fiscal year ending June 30, 2009, the Company guarantees Executive a minimum incentive compensation award of $20,000.00, provided Executive remains continuously employed by the Company through June 30, 2009.
          (c) Vacation. Executive will be entitled to four weeks of paid vacation each year, to be accrued and used in accordance with the Company’s policies as in effect from time to time.
          (d) Employee Benefits. Executive will be entitled to participate in all employee benefit plans and programs generally available to executive employees of the Company to the extent that Executive meets the eligibility requirements for each individual plan or program. Executive’s participation in any plan or program will be subject to the provisions, rules, and regulations of, or applicable to, the plan or program. The Company provides no assurance as to the adoption or continuation of any particular employee benefit plan or program.
          (e) Expenses. The Company will reimburse Executive for all reasonable and necessary out-of-pocket business, travel, and entertainment expenses incurred by Executive in the performance of duties and responsibilities to the Company during Executive’s employment.

Such reimbursement shall be subject to the Company’s normal policies and procedures for expense verification, documentation, and reimbursement. In no event shall any such reimbursement be paid later than 2 1/2 months after the end of the calendar year in which the expense was incurred.
          (f) Equity. From time to time the Board in its sole discretion may grant to Executive stock options, restricted stock or other equity-based awards, on such terms and conditions as the Board may provide, subject to applicable plans and agreements to be entered into relating to such equity-based awards. As of June 2, 2008, the Company will grant Executive an initial non-qualified option to purchase 40,000 shares of common stock of the Company, with such shares vesting in four equal increments on each of the first four annual anniversaries following the date of the grant. The grant will be pursuant to the Company’s equity compensation plan and a definitive non-qualified stock option agreement to be entered into by and between the Company and Executive.
     4. Termination of Employment. Executive shall at all times be an employee at will. The Company may terminate Executive’s employment with or without Cause at any time, and Executive may resign at any time, with or without advance notice, subject to the obligations of the parties under this Agreement.
     5. Payments Upon Involuntary Termination. If Executive’s Date of Termination occurs prior to expiration of the Term, and if such separation from service is involuntary at the initiative of the Company for any reason (other than Cause or Executive’s death or Disability), then, in addition to such compensation that has been earned but not paid to Executive as of the Date of Termination, the Company will provide to Executive the severance benefits set forth in this Section 5, subject to the conditions in Section 6.
(a) Separation Pay.
(i) The Company will pay to Executive an amount equal to Executive’s Annual Base Salary, payable to Executive in equal installments in accordance with the Company’s regular payroll practices and schedule over the twelve (12)-month period following the Date of Termination, provided that:
(A) If the Date of Termination occurs on or before December 31, 2008, any amounts that remain payable as of March 15, 2009 shall be payable in a lump sum on March 15, 2009, with the intention that the separation pay payable under this Section 5(a)(i)(A) shall constitute a short-term deferral under Treas. Reg. § 1.409A-1(b)(4); and
(B) If the Date of Termination occurs after December 31, 2008, then in no event shall such amount paid under this Section 5(a)(i) exceed two times the lesser of (x) Executive’s annualized compensation based upon the annual rate of pay for services to the Company for the calendar year prior to the calendar year in which the Date of Termination occurs (adjusted for any increase during that year that was expected to continue indefinitely if Executive had not separated from service) or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year that includes the Date of Termination. The separation pay under this Section 5(a)(i)(B) is intended to constitute a “separation pay plan due to involuntary separation from service” under Treas. Reg. § 1.409A-1(b)(9)(iii).
          (b) Continued Benefits. If Executive (and/or Executive’s covered dependents) is eligible for and properly elects to continue group medical and/or dental insurance coverage, as in place immediately prior to the Date of Termination, the Company will continue to pay the Company’s portion of any such premiums or costs of coverage until the earlier of (A) twelve (12) months after the Date of Termination, or (B) the date Executive (and Executive’s covered dependents) is provided such form of coverage by a subsequent employer, provided the Employee remains eligible for continuation coverage and timely pays the Employee’s portion, if any, of such coverage. All such Company-provided medical and/or dental insurance premiums, or costs of coverage, will be paid directly to the insurance carrier or other provider by the Company and Executive shall make arrangements with the Company to pay Executive’s portion of such coverage in an amount equal to such portion that Executive would pay if actively employed by the Company.
     6. Termination Payment Conditions. Notwithstanding anything above to the contrary, the Company will not be obligated to provide any benefits to Executive under Section 5 hereof unless: (a) Executive has signed a release of claims in favor of the Company and its affiliates and related entities, and their directors, officers, insurers, employees and agents, in a form prescribed by the Company; (b) all applicable rescission periods provided by law for releases of claims have expired and Executive has not rescinded the release of claims; and (c) Executive is in strict compliance with the terms of this Agreement and any other written agreements between the Company and Executive as of the dates of such payments.
     7. Other Terminations. If Executive’s Date of Termination occurs:
          (a) by reason of Executive’s abandonment of employment or resignation from employment for any reason;
          (b) by reason of termination of Executive’s employment by the Company for Cause;
          (c) by reason of Executive’s death or Disability; or
          (d) upon or following expiration of the Term,
then the Company will pay to Executive, or Executive’s beneficiary or Executive’s estate, as the case may be, such compensation that has been earned but not paid to Executive as of the Date of Termination, payable pursuant to the Company’s normal payroll practices and procedures, and

Executive shall not be entitled to any additional compensation or benefits provided under this Agreement.
     8. Ventures. If, during Executive’s employment with the Company, Executive participates in the planning or implementing of any project, program, or venture involving the Company, all rights in such project, program, or venture belong to the Company. Except as approved in writing by the Board, Executive will not be entitled to any interest in any such project, program, or venture or to any commission, finder’s fee, or other compensation in connection therewith. Executive will have no interest, direct or indirect, in any customer or supplier that conducts business with the Company.
     9. Protection of the Company’s Business.
          (a) Non-Disclosure of Confidential Information. Executive will not disclose or use at any time, either during or after Executive’s employment with the Company, any Confidential Information except for the exclusive benefit of the Company, as required by Executive’s duties for the Company, or as the Company may consent to in writing. Executive will cooperate with the Company to implement reasonable measures to maintain the secrecy of, and will use Executive’s best efforts to prevent the unauthorized disclosure, use or reproduction of, all Confidential Information. In addition to the foregoing, Executive shall, at all times during or after Executive’s employment with the Company, comply with such policies and procedures of the Company as may be adopted from time to time in accordance with applicable laws and regulations regarding the maintenance, protection, use and disclosure of Customer Information and shall not take any action in violation of any such laws or regulations. Executive further agrees to comply with such additional requirements regarding Customer Information contained in any customer agreement to which the Company is a party, to the extent employee is notified of or otherwise aware of such additional requirements.
          (b) Covenant Not To Solicit Employees. Executive agrees that during Executive’s employment with the Company and any Affiliated Organization and for a period of twelve (12) consecutive months from Executive’s Date of Termination, whether such termination is at the initiative of Executive or the Company (with or without Cause) or occurs before or after expiration of the Term, Executive will not, directly or indirectly, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, hire, engage or solicit any person who is then an employee of the Company or any Affiliated Organization or who was an employee of the Company or any Affiliated Organization at the time of Executive’s Date of Termination. General advertising, by newspaper or other medium, of an open employment or consulting position will not constitute solicitation for purposes of this Section 9(b) as long as any person whom Executive is otherwise precluded from hiring, engaging or soliciting under this Section 9(b) is not hired to fill such open position.
          (c) Covenant Not To Solicit Customers. Executive agrees that during Executive’s employment with the Company and any Affiliated Organization and for a period of twelve (12) consecutive months from Executive’s Date of Termination, whether such termination is at the initiative of Executive or the Company (with or without Cause) or occurs before or after expiration of the Term, Executive will not, directly or indirectly, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, (i) solicit any then current or potential customer of the Company or any Affiliated Organization for the sale of any product or service that is similar to or competitive with any product or service of the Company or any Affiliated Organization, or (ii) solicit, request, advise or induce any then current or potential customer, supplier or other business contact of the Company to cancel, curtail or otherwise adversely change its relationship with the Company or any Affiliated Organization.
          (d) Covenant Not To Compete. Executive agrees that during Executive’s employment with the Company and any Affiliated Organization and for a period of twelve (12) consecutive months from Executive’s Date of Termination, whether such termination is at the initiative of Executive or the Company (with or without Cause) or occurs before or after expiration of the Term, Executive will not (except on behalf of the Company), directly or indirectly, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, perform services for or have any interest in any business, in the United States or in any other country where the Company or any Affiliated Organization is then materially engaged in business, that is engaged in the design, manufacture, marketing, distribution or sale of electronic fencing or other perimeter, containment or security systems, or otherwise competes with any product or service of the Company or any Affiliated Organization. Ownership by Executive, as a passive investment, of less than 2% of the outstanding shares of capital stock of any corporation listed on NASDAQ or traded on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 9(d).
          (e) Separation Of Covenants, Severability. The covenants contained in this Section 9 shall be considered as a series of separate covenants, one for each entity or individual with respect to whom solicitation or competition is prohibited. Except as provided in the previous sentence, each such separate covenant shall be deemed identical in terms to the covenants contained in this Section 9. If in any judicial proceeding a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that a provision of this Section 9, or any such separate covenant or portion thereof, is determined to exceed the time or scope limitations permitted by applicable law, then such provision shall be reformed to the maximum time or scope limitations, as the case may be, permitted by applicable law. Executive hereby consents, to the extent Executive may lawfully do so, to the judicial modification of this Agreement as described herein.
     10. Creations.
          (a) Executive shall communicate promptly and disclose to the Company, or any persons designated by the Company, in such form as the Company may request, all Creations.
          (b) Except with respect to Creations for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive’s own time, and (1) which does not relate (y) directly to the Company’s business or

(z) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Executive for the Company:
(i) Executive agrees that all Creations shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and all other intellectual property rights in connection therewith; accordingly, Executive hereby assigns to the Company any and all rights in Creations.
(ii) As to all Creations, Executive agrees to assist the Company in every proper way (at the expense of the Company) to obtain and from time to time enforce patents and copyrights and trade secrets relating to Creations in any and all countries, and to that end Executive agrees to fully cooperate with the Company and execute all documents for use in applying for and obtaining such patents and copyrights thereon and enforcing same, as the Company may desire, together with any assignments thereof to the Company or persons designated by the Company.
(iii) The obligations regarding assignment and assisting the Company in obtaining and enforcing patents and copyrights for and trade secrets relating to Creations in any and all countries shall continue beyond the termination of employment, but the Company shall pay reasonable fees after such termination for time actually spent at the request of the Company for such assistance.
          (c) Every copyrightable Creation, regardless of whether copyright protection is sought or preserved by the Company, shall be “work for hire” as defined in 17 U.S.C. § 101 and the Company shall own all rights in and to such matter throughout the world, without the payment of any royalty or other consideration to Executive or anyone claiming through Executive.
          (d) All right, title and interest in and to any and all Marks and all other materials, ideas or other property conceived, created, developed, adopted or improved by Executive solely or jointly during Executive’s employment by the Company and relating to its business, shall be owned exclusively by the Company. Executive shall not have, and will not claim to have, any right, title or interest of any kind in or to the Marks or such other property.
          (e) Any idea, copyrightable matter or other property relating to the Company’s business and disclosed by Executive prior to the first anniversary of the Date of Termination shall be deemed to be governed hereby unless proved by Executive to have been first conceived and made after the Date of Termination.
     11. Other Post-Termination Obligations.
          (a) Immediately upon termination of Executive’s employment with the Company for any reason, Executive will resign all positions then held as a director or officer of the Company and of any subsidiary, parent or affiliated entity of the Company, including any Affiliated Organization.
          (b) Upon termination of Executive’s employment with the Company for any reason, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in Executive’s possession or under Executive’s control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, flash drives or other digital storage media, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, handheld personal computers or other digital devices, cell phones and other electronic equipment belonging to the Company.
          (c) Following termination of Executive’s employment with the Company for any reason, Executive will, upon reasonable request of the Company or its designee, cooperate with the Company in connection with the transition of Executive’s duties and responsibilities for the Company; consult with the Company regarding business matters that Executive was directly and substantially involved with while employed by the Company; and be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Executive then has or may have knowledge of by virtue of Executive’s employment by or service to the Company or any related entity; provided that if Executive’s services hereunder exceed five (5) hours in any calendar month then the Company shall pay to Executive an hourly fee for such excess hours in the amount of $100 per hour.
          (d) Executive will not malign, defame or disparage the reputation, character, image, products or services of the Company, or the reputation or character of the Company’s directors, officers, employees or agents, provided that nothing in this Section 11(d) shall be construed to limit or restrict Executive from taking any action that Executive in good faith reasonably believes is necessary to fulfill Executive’s fiduciary obligations to the Company, or from providing truthful information in connection with any legal proceeding, government investigation or other legal matter.
     12. Definitions. The capitalized terms used in this Agreement have the following meanings:
          (a) “Affiliated Organization” means a business entity that is treated as a single employer with the Company under the rules of section 414(b) and (c) of the Code, including the eighty percent (80%) standard therein.
          (b) “Annual Base Salary” means Executive’s annualized base salary, less required deductions and withholdings, as adjusted in accordance with this Agreement from time to time.
          (c) “Board” means the Board of Directors of the Company, including any authorized committee of the Board.

          (d) “Business Information” means any and all proprietary information of the Company that exists during Executive’s employment with the Company pertaining to the Company’s and Affiliated Organizations’ (i) then current or proposed products, services and related policies, processes and procedures; (ii) then current or proposed technologies; (iii) then current or proposed product tests; (iv) then current or proposed costs, marketing plans, or product or service pricing; and (iv) financial projections in any way relating to the foregoing.
          (e) “Cause” means:
(i) Executive’s commission of any act constituting a felony, or other criminal act involving moral turpitude;
(ii) gross misconduct, material neglect, or any act of fraud, disloyalty or dishonesty by Executive related to or connected with Executive’s employment by the Company or otherwise likely to cause material harm to the Company or its reputation;
(iii) a material violation by Executive of the Company’s written policies, codes of conduct, or direction of the Board;
(iv) wrongful appropriation by Executive of Company funds or property or other material breach of Executive’s fiduciary duties to the Company; or
(v) the material breach of this Agreement by Executive.
          (f) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code will include a reference to such provision as it may be amended from time to time and to any successor provision.
          (g) “Company” means the Company as defined in the first sentence of this Agreement and any successor to its business and/or assets which assumes or agrees to perform this Agreement by operation of law, assignment or otherwise. If at any time during the Term Executive is employed by an Affiliated Organization, the term “Company” as used in this Agreement shall in addition include such Affiliated Organization. In such event, the Company agrees that it shall pay or provide, or shall cause such Affiliated Organization to pay or provide, any amounts or benefits due Executive pursuant to this Agreement.
          (h) “Confidential Information” includes Trade Secrets, Business Information, Personnel Information, and Customer Information, but does not include any such information that is or becomes generally available to the public or that is or becomes available to Executive on a non-confidential basis through means other than in the course of Executive’s employment by the Company, provided that the source of such information is not bound by a confidentiality agreement with the Company or any other party and that such information has not become available, directly or indirectly, as a result of a breach of any confidentiality obligation to the Company.

          (i) “Creations” means all ideas, concepts, improvements, inventions, formulae, processes, techniques, know-how, data, and information whether or not patentable, made or conceived or reduced to practice or learned either alone or jointly with others, and all copyrighted or copyrightable matter created by Executive while employed by the Company, and which are related to or useful in the business of the Company, or result from tasks assigned by the Company, or result from use of supplies, facility or Trade Secret information of the Company, and all copyrighted or copyrightable matter created by Executive that directly relates to the Company’s business.
          (j) “Customer Information” means the names, addresses and other information relating to any current or proposed customer of the Company and any Affiliated Organization that exists during Executive’s employment with the Company, including the format and content of any database developed or prepared based on or containing such information and the results of any compilations or analysis of such information; and the contractual terms and conditions, including prices, that the Company or any Affiliated Organization has established with any of their customers.
          (k) “Date of Termination” means the date of Executive’s “separation from service” with the Company (including all Affiliated Organizations, as applicable), within the meaning of section 409A(a)(2)(A)(i) of the Code.
          (l) “Disability” or “Disabled” means the inability of Executive to perform on a full-time basis the duties and responsibilities of Executive’s employment with the Company by reason of Executive’s illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of one hundred twenty (120) days or more during any one hundred eight (180) day period. A period of inability is “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least thirty (30) days.
          (m) “Marks” means all trademarks, trade names, service marks and logos adopted, used or considered for use by the Company during Executive’s employment with the Company (whether or not developed by Executive) to identify the Company’s goods or services.
          (n) “Personnel Information” means information about the names, addresses, compensation, skills, duties or other personal characteristics of employees of the Company and any Affiliated Organization.
          (o) “Term” means the period commencing on the Effective Date and ending on June 30, 2010 (the “Original Term”), provided that such period will be automatically extended for successive one-year periods ending on the last business day of each subsequent fiscal year (each an “Extended Term”), unless either party gives written notice of non-renewal to the other party at least six (6) months prior to the last business day of the Original Term or Extended Term then in effect that such party elects not to extend the Term under this Agreement.
          (p) “Trade Secrets” means any information (including without limitation compilations, devices, techniques, software, technologies, business methods, processes and procedures, customer or prospect lists, and economic or financial models, projections or analyses) that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secret information may include the information of the Company and any Affiliated Organization, along with their customers, suppliers, joint ventures, licensors, licensees, distributors and other entities with which they do business.
     13. Miscellaneous.
          (a) Successors. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign or delegate all or any portion of its rights and obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock, or (iii) that is or becomes an Affiliated Organization. Any such current or future successor to which any right or obligation has been assigned or delegated shall be deemed to be the “Company” for purposes of such rights or obligations of this Agreement. In the event of Executive’s death after Executive has become eligible for any payments under Section 5 of this Agreement, all amounts payable to Executive thereunder shall be paid to a beneficiary designated by Executive in the form established by the Company or, if no such beneficiary is designated, then to Executive’s estate, heirs or representatives.
          (b) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company shall determine are required or authorized to be withheld pursuant to any applicable law or regulation.
          (c) Section 409A. This Agreement is intended to provide for severance benefits that are not deferred compensation subject to the requirements of Code Sections 409A(a)(2), (3), or (4). To the extent any severance benefits under this Agreement are made in accordance with this Agreement and are subject to the requirements of Code Sections 409A(a)(2), (3), or (4), this Agreement is intended to satisfy such requirements, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.
          (d) Governing Law. All matters relating to the interpretation, construction, application, validity, and enforcement of this Agreement will be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.
          (e) Jurisdiction and Venue. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the United States District Court, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement must be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, will be in Hennepin County, State of Minnesota.
          (f) Waiver of Jury Trial. To the maximum extent permitted by law, Executive and the Company waive any and all rights to a jury trial with respect to any dispute arising out of or relating to this Agreement.
          (g) Notice. Notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, sent by reliable overnight courier or mailed by United States registered mail (or its equivalent for overseas delivery), return receipt requested, postage prepaid, and addressed as follows:
If to the Company:
Zareba Systems, Inc.
Attn: Board of Directors
13705 26th Ave N., Suite 102
Minneapolis, Minnesota 55441
If to Executive, to Executive’s most recent address on file with the Company or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
          (h) Modifications; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
          (i) Entire Agreement. This Agreement constitutes the entire understandings and agreements between the Company and Executive with regard to the subject matter hereof, including payments and benefits upon a termination of Executive’s employment or other separation from service with the Company. This Agreement supersedes and renders null and void all prior agreements, offer letters, plans, programs or other undertakings between the parties with regard to the subject matter hereof (other than those specifically referenced herein), whether written or oral, including the Offer Letter.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of June 2, 2008.

Zareba Systems, Inc.
By:	/s/ W. R. Franta
W. R. Franta
Chair, Board of Directors

/s/ Dale Nordquist
Dale Nordquist